Exhibit 99.1

Tuesday, August 18, 2015

News Corp Australia announces landmark AFL rights deal

News Corp Australia, in conjunction with its subsidiary Fox Sports Australia, today announced that it has secured a six year deal with the Australian Football League for seasons 2017-2022, affirming Fox Footy's position as Australia's home of AFL.

The rights deal ensures that Fox Footy will continue to deliver every game of every round including the final series (excluding the Grand Final), live to Australian fans across all platforms including cable, satellite, IPTV, tablets and smart phones.

News Corp Australia is delighted to partner with the AFL, Seven West Media and Telstra on this groundbreaking deal.

News Corp executive chairman Rupert Murdoch commented: "Our company has a long and highly valued relationship with the AFL, and has followed and reported on the game since its inception in 1858.  Aussie Rules continues to be a centrepiece in all our newspapers, Fox Footy, Fox Sports Australia and Foxtel. This deal secures and builds that relationship well into the future."

End.

Released by News Corp Australia Corporate Affairs
For further details contact:

Stephen Browning – Head of Corporate Affairs
T: 02 8114 7850
M: 0432 961 773
E: stephen.browning@news.com.au

About News Corp Australia

News Corp Australia is part of one of the world's largest and leading global media and information services businesses - News Corp.

Each month, over 15 million Australians choose to consume news and information across News Corp Australia's suite of multi-platform (print, web, mobile and tablet) products – more than any media group in Australia.

News Corp Australia's portfolio of national, metropolitan, regional, community and specialist multi-platform brands include The Australian, The Daily Telegraph, Herald Sun, The Courier-Mail, The Advertiser (Adelaide), The Sunday Times (Perth), The Mercury (Hobart), NT News, Townsville Bulletin, The Cairns Post, Gold Coast Bulletin, Geelong Advertiser, The Weekly Times, news.com.au, FOX SPORTS, Eureka Report, Business Spectator, Vogue Australia, GQ, donna hay, Kidspot and taste.com.au.

News Corp Australia also has significant investments in allied Australian media enterprises Foxtel, the REA Group and AAP.

As the #1 destination for news, lifestyle, sport and business, News Corp Australia plays a key role in the lives of consumers and provides a valuable channel for partners to engage these consumers.